UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2011

Cloud Peak Energy Inc.

Cloud Peak Energy Resources LLC

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-34547 333-168639	26-3088162 26-4073917
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave., Gillette, Wyoming	82716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 687-6000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On June 6, 2011, Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC filed a joint Current Report on Form 8-K to report the entry by Cloud Peak Energy Resources LLC into an Amended and Restated Credit Agreement.  Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC are filing this joint Form 8-K/A to reflect the correct name of one of the joint lead arrangers and joint bookrunners for the Amended and Restated Credit Agreement in Exhibit 10.1 filed herewith.  Specifically, Goldman Sachs Lending Partners LLC has been changed to Goldman Sachs Bank USA.  The entire Current Report on Form 8-K is being filed as amended and restated to reflect this change.  No other changes were made to the original filing.

Item 1.01                                             Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On June 3, 2011, Cloud Peak Energy Resources LLC (“CPE LLC”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent, and a syndicate of lenders.

The Amended Credit Agreement establishes a commitment to provide CPE LLC with a $500 million senior secured revolving credit facility (the “credit facility”), which is available for use as loans or letters of credit.  In the near term, $10.5 million of capacity under the credit facility is expected to be used in connection with the issuance of letters of credit, which will be used as collateral to secure obligations of CPE LLC to reclaim lands used for mining.  Subject to the satisfaction of certain conditions, CPE LLC may elect to increase the size of the revolving credit facility and/or request the addition of one or more new tranches of term loans in an amount up to $200 million.  CPE LLC’s obligations under the credit facility are supported by a guarantee by CPE LLC’s domestic restricted subsidiaries.  The credit facility matures on June 3, 2016.

Loans under the credit facility bear interest at LIBOR (London Interbank Offered Rate) plus an applicable margin of between 1.75% and 2.50%, depending on CPE LLC’s leverage ratio.  At CPE LLC’s option, the interest rate on loans under the credit facility may be based on an alternative base rate, and the applicable margins over such alternative base rate are 1.00% less than the applicable margins for LIBOR loans.  CPE LLC will pay the lenders a commitment fee of between 0.25% and 0.50% per year, depending on CPE LLC’s leverage ratio, on the unused amount of the credit facility.  Letters of credit issued under the credit facility, unless drawn upon, will incur a per annum fee equal to the applicable margin for LIBOR loans from the date at which they are issued.  In addition, in connection with the issuance of a letter of credit, CPE LLC is required to pay the issuing bank a fronting fee of 0.25% per annum plus additional customary administrative fees and expenses.

CPE LLC’s obligations under the credit facility are secured by substantially all of its assets and substantially all of the assets of certain of its subsidiaries, subject to certain permitted liens and customary exceptions for similar coal financings.

The Amended Credit Agreement contains financial covenants based on EBITDA (which is defined in the Amended Credit Agreement and is not the same as EBITDA or Adjusted EBITDA otherwise presented by CPE LLC or Cloud Peak Energy Inc.) requiring CPE LLC to maintain defined minimum levels of interest coverage and providing for a limitation on CPE LLC’s leverage ratio.  Specifically, the Amended Credit Agreement requires CPE LLC to maintain (a) a ratio of EBITDA to consolidated net cash interest expense equal to or greater than (i) 2.50 to 1 through June 30, 2013 and (ii) 2.75 to 1 from July 1, 2013 to maturity, and (b) a ratio of funded debt to EBITDA equal to or less than (i) 3.75 to 1 through June 30, 2013 and (ii) 3.50 to 1 from July 1, 2013 to maturity.

The Amended Credit Agreement also requires CPE LLC to comply with non-financial covenants that restrict certain corporate activities by CPE LLC and certain of its subsidiaries.  These covenants include restrictions on CPE LLC’s and certain of its subsidiaries’ ability to incur additional debt, incur liens, make investments and pay dividends.  The Amended Credit Agreement also contains customary events of default with customary grace periods and thresholds.  CPE LLC’s ability to access the available funds under the credit facility may be impaired in the event that CPE LLC does not comply with the covenant requirements or if it defaults on its obligations under the Amended Credit Agreement.

A copy of the Amended Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.  The foregoing summary description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement filed as Exhibit 10.1.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)                               Exhibits.

10.1                           Amended and Restated Credit Agreement, dated as of June 3, 2011, by and among Cloud Peak Energy Resources LLC, Morgan Stanley Senior Funding, Inc. and a syndicate of lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

Date: June 7, 2011	By:	/s/ Amy J. Stefonick
	Name:	Amy J. Stefonick
	Title:	Corporate Secretary

CLOUD PEAK ENERGY RESOURCES LLC

Date: June 7, 2011	By:	/s/ Amy J. Stefonick
	Name:	Amy J. Stefonick
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of June 3, 2011, by and among Cloud Peak Energy Resources LLC, Morgan Stanley Senior Funding, Inc. and a syndicate of lenders.